EXHIBIT j








INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Post Effective Amendment No. 28 to Registration Statement No. 2-99977 of CitiFunds Multi-State Tax Free Trust of our report dated October 4, 2000, appearing in the annual report to shareholders for the year ended August 31, 2000 of Citi Connecticut Tax Free Reserves and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountant and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


Deloitte & Touche LLP

May 17, 2001
Boston, Massachusetts